FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

   Hornig               George                  R.
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   (Last)               (First)                 (Middle)

   31 West 52nd Street
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                                    (Street)

   New York             NY                      10019
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   U.S. Timberlands Company, L.P.

          (NASDAQ: TIMBZ)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   11/98
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]   Director                             [ ]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable)

   [X]  Form filed by One Reporting Person
   [ ]  Form filed by More than One Reporting Person

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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Units               11/16/98       P               1,000       A      $15 9/16                I         (1)
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Common Units               11/16/98       P               2,000       A      $15 1/2                 I         (1)
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Common Units               11/16/98       P               1,000       A      $15 7/16                I         (1)
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Common Units               11/16/98       P               1,000       A      $15 3/8                 I         (1)
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Common Units               11/17/98       P               1,000       A      $15 3/8                 I         (1)
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Common Units               11/17/98       P               2,000       A      $15 1/4                 I         (1)
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Common Units               11/17/98       P               3,000       A      $15 1/8                 I         (1)
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Common Units               11/17/98       P                 800       A      $15.00                  I         (1)
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Common Units               11/18/98       P               2,000       A      $15.00                  I         (1)
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Common Units               11/19/98       P               1,000       A      $14 1/2                 I         (1)
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Common Units               11/24/98       P                 700       A      $14 1/2                 I         (1)
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                                                                                       45,500        I         (2)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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


FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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
Explanation of Responses:

(1)   Represents shares purchased by U.S. Timberlands Service Company LLC.

(2) This number represents the total number of Common Units purchased by U.S. Timberlands Services Company, LLC, though the Reporting Person has less than a 25 percent interest in U.S. Timberlands Services Company, LLC. This filing shall not be deemed an admission that the Reporting Person is, for purposes of section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.


/s/ George R. Hornig                                            12/9/98
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** Signature of Reporting Person                                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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